                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                VARIFLEX, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                VARIFLEX, INC.
                          5152 North Commerce Avenue
                              Moorpark, CA 93021

                         -----------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  December 6, 1999 at 10:00 a.m., Local Time

                        -----------------------------

     Notice is hereby given that the 1999 Annual Meeting of Stockholders of Variflex, Inc. (the "Company") will be held at the Radisson Hotel, 999 Enchanted Way, Simi Valley, California, on Monday, December 6, 1999 at 10:00 a.m., local time, for the following purposes:

     1.  To elect six directors for terms expiring in 2000.

     2. To consider and take action upon a proposal to ratify the selection of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the year ending July 31, 2000.

     3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on October 29, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     You are cordially invited to be present.


                                        By order of the Board of Directors



                                        /s/ KENNETH N. BERNS
                                        ------------------------------
                                        Kenneth N. Berns, Secretary


November 3, 1999

                                VARIFLEX, INC.
                          5152 North Commerce Avenue
                              Moorpark, CA 93021

                                PROXY STATEMENT

                         -----------------------------

          Annual Meeting of Stockholders to be held December 6, 1999

                         -----------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Variflex, Inc. (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 1999 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are first being mailed to stockholders on or about November 3, 1999.

     The Board of Directors has fixed the close of business on October 29, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 1999 Annual Meeting.

     On October 29, 1999, there were outstanding and entitled to vote 5,512,418 shares of Common Stock. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting in person at the meeting.


                           1. ELECTION OF DIRECTORS

     The Company's Bylaws permit the Board of Directors to fix the number of Board members between three and nine directors. At present, the Board of Directors has six members. The directors are elected at each annual meeting of the stockholders of the Company for a term of office running until the next annual meeting of the Company's stockholders and until their successors have been elected.

     The Board of Directors recommends a vote FOR the election of each of the nominees named below. Proxies in the enclosed form received from holders of Common Stock will be voted for the election on the six nominees named below as directors of the Company unless stockholders indicate otherwise.

     The votes of the holders of a majority of the voting power of the Common Stock present at the meeting in person or by proxy is required for the approval of the nominees as Directors in accordance with the Bylaws of the Company.

     Abstentions and "broker non-votes" (as defined below) are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. Abstention from voting on any matter will have the practical effect of voting against any of the proposals since it is one less vote for approval. Broker non-votes are not considered to be shares "entitled to vote" (other than for quorum purposes), and will therefore have the effect of reducing the absolute number of votes required for stockholders to approve the nominees as Directors. "Broker non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Company, but are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote.

     If any nominees for director should be unable or unwilling to serve, the persons authorized by the proxy to vote shall, pursuant to the authority granted to them by the Board of Directors, have the discretion to select and vote for substituted nominees (unless stockholders indicate otherwise, as noted above). The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve.

     The following information includes the age, the year in which first elected a director of the Company, the principal occupation, and other directorships as of October 29, 1999 of each of the nominees named for election as directors.


                      NOMINEES FOR ELECTION AS DIRECTORS

     Kenneth N. Berns, age 39, was appointed to the Company's Board of Directors in October 1998. Mr. Berns also serves as a Director and Assistant Secretary of UTI Energy Corp. Mr. Berns has been employed by REMY Investors & Consultants, Inc., a private investment and financial management company, and its affiliates (collectively, "Remy") since December 1994. From 1993 through 1994, Mr. Berns was a partner in Ridge Properties, Ltd., a real estate development and management company. Mr. Berns is a Certified Public Accountant and holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

     Michael T. Carr, age 46, was elected to the Company's Board of Directors in March 1998. Mr. Carr was President and Chief Executive Officer of Weider Publications, Inc., a publisher of several consumer magazines and specialty publications, from April 1990 to April 1999.

     Loren Hildebrand, age 60, was appointed to the Company's Board of Directors in February 1994. Mr. Hildebrand presently is the President and sole director and stockholder of Creative Consultants, a company he founded in 1992 to render consulting services to the toy industry. From May 1994 to September 1997, Mr. Hildebrand was Executive Vice President of Lewis Galoob Toys, Inc., a publicly traded toy manufacturer. From 1989 through 1992, Mr. Hildebrand was Executive Vice President of Toy Soldiers, Inc., a closely held toy company he co-founded which was sold in 1992. Mr. Hildebrand earned his Bachelor of Arts degree in Economics from Pacific Lutheran University and his Masters of Business Administration degree from the University of Washington Graduate School of Business.

     Raymond (Ray) H. Losi, age 76, has served on the Board of Directors of the Company since its inception in August 1977. Mr. Losi served as the Chairman of the Board from 1977 until his resignation from that position and the position of Chief Executive Officer effective November 1997. Mr. Losi served as President of the Company from 1977 until 1989, at which time he became Chief Executive Officer. Mr. Losi has 56 years of experience in the junior sporting goods and bulk toys market. Mr. Losi attended Yale University and the University of Connecticut. Mr. Losi is the father of Raymond (Jay) H. Losi II, who is also an officer and director of the Company.

     Raymond (Jay) H. Losi II, age 47, has served as Chief Operating Officer of the Company since 1992, as a director since 1985, and effective November 1997 was also named Chief Executive Officer. From 1992 until August 1998, Mr. Losi served as President of the Company. Prior to 1992, Mr. Losi served as Vice President in Charge of Procurement from 1984 and as Vice President in Charge of International Sales from 1981. Mr. Losi has directed product development for the Company since its inception in August 1977. Mr. Losi is the son of Raymond (Ray)
H. Losi, who is also a director of the Company.

     Mark S. Siegel, age 48, was elected to the Company's Board of Directors and as Chairman of the Board, in November 1997. Mr. Siegel also serves as Chairman of the Board of Directors of UTI Energy Corp. Mr. Siegel is President of Remy and has been associated with Remy since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, of Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc. and Managing Director of Shamrock Capital Advisors, Incorporated. Mr. Siegel received a Bachelor of Arts degree in Philosophy from Colgate University and a Juris Doctor degree from the University of California at Berkeley (Boalt Hall) School of Law.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ELECTION OF EACH OF THE ABOVE NOMINEES


     Directors who are employees of the Company or serve the Company through consulting agreements receive no compensation for service as members of the Board. Each non-employee director receives options to purchase 4,000 shares of common stock of the Company at market price upon being appointed or elected to the Board, and options to purchase 2,000 shares of common stock of the Company at market price as an annual retainer. Each non-employee director also receives $1,000 for each Board meeting and $500 for each committee meeting personally attended, or $250 for each such meeting in which they participate by telephone. All directors are reimbursed for expenses incurred in connection with attendance at meetings. The Company may grant awards to the directors under the Company's 1994 Stock Plan.

     In March 1994, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee, on which Messrs. Carr, Hildebrand and Siegel serve, establishes salaries, incentive and other forms of compensation for officers and other employees, administers the various incentive compensation and benefit plans, and recommends policies relating to such plans. The Audit Committee, on which Messrs. Berns, Raymond (Ray) H. Losi, and Siegel serve, is responsible for meeting periodically with representatives of the Company's independent public accountants to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors.

     The Board of Directors held one meeting in fiscal 1999, and took various actions by unanimous written consent. During fiscal 1999, all but one director attended all of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he or she served. The Audit Committee and the Compensation Committee each had one meeting in fiscal 1999.

     The following table sets forth the beneficial ownership of Common Stock as of October 29, 1999 of each of the Company's directors, each person (and certain related individuals) known by the Company to own beneficially more than 5% of the Common Stock (based on Schedules 13D and 13G reports filed with the SEC), and each of the Named Executive Officers (as defined below).

             Named Executive Officers,                                            Shares Beneficially
         Directors and 5% Stockholders (1)                                             Owned (2)
      -------------------------------------                                   ----------------------------------
                                                                                Number                  Percent
                                                                                ------                  -------
     REMY Capital Partners IV, L.P.                                           2,066,667 (3)(4)            34.95%
     Mark S. Siegel                                                           2,066,667 (3)(4)            34.95%
     Kenneth N. Berns                                                         2,066,667 (4)(5)            34.95%
     Raymond (Jay) H. Losi II (6)                                             1,447,415 (4)(7)            25.63%
     Raymond (Ray) H. Losi (6)                                                  446,575 (4)(8)             7.82%
     Dimensional Fund Advisors Inc.                                             337,400 (9)                6.12%
     Warren F. Marr                                                              36,415                    0.66%
     Steven L. Muellner                                                          32,000                    0.58%
     Michael T. Carr                                                             12,000                    0.22%
     Loren Hildebrand                                                             8,000                    0.14%
     Roger M. Wasserman                                                           5,000                    0.09%
     All directors and executive officers as a group (10 persons)             4,060,322                   64.11%

------------------------
(1) Unless otherwise indicated, the address of persons listed in this column is c/o Variflex, Inc., 5152 N. Commerce Avenue, Moorpark, CA 93021.

(2) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Shares of common stock which may be acquired within 60 days of October 29, 1999, through the exercise of options, are as follows: Mr. Raymond (Jay) H. Losi II, 36,000 shares; Mr. Warren F. Marr, 36,415; Mr. Steven L. Muellner, 25,000; Mr. Michael T. Carr, 6,000; Mr. Loren Hildebrand, 6,000; Mr. Roger M. Wasserman, 5,000; and Ms. Paula Coffman, 6,250.

(3) REMY Capital Partners IV, L.P. ("REMY IV") owns 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock. The General Partner of REMY IV is REMY Investors, L.L.C. ("REMY LLC"), and the Managing Member for REMY LLC is Mark S. Siegel, the Company's Chairman of the Board. The address of REMY IV, REMY LLC and Mr. Siegel is 1801 Century Park East, Suite 1111, Los Angeles, California 90067.

(4)  As a result of the Voting Agreement, Raymond (Ray) H. Losi, Raymond (Jay)
     H. Losi II, Eileen Losi, Barbara Losi, Mark S. Siegel, Kenneth N. Berns and Remy Capital Partners IV, L.P. may be deemed to beneficially own 4,167,095 shares of Common Stock.

(5) As a member of REMY LLC, Mr. Berns may be deemed to beneficially own 1,666,667 shares of Common Stock and 400,000 warrants currently exercisable to purchase Common Stock, however Mr. Berns disclaims beneficial ownership of such shares and warrants.

(6)  Mr. Raymond (Ray) H. Losi and Mrs. Barbara Losi are married. Mr. Raymond
     (Jay) H. Losi II is the son of Mr. Raymond (Ray) H. Losi and his prior spouse, Ms. Eileen Losi.

(7) Includes 807,507 shares held by Losi Enterprises Limited Partnership, of which Losi Properties, Inc., a corporation whose sole stockholder is the 1989 Raymond H. Losi II Revocable Trust, of which Mr. Raymond (Jay) H. Losi II is a Trustee, is a general partner. Also includes 120,000 shares held by the Jay and Kathy Losi Revocable Trust dated January 1, 1989, for which Mr. Raymond (Jay) H. Losi II and his spouse are beneficiaries. Also includes 263,908 shares held by EML Enterprises Limited Partnership, of which Mr. Raymond (Jay) H. Losi II is a Trustee of the general partner, and 120,000 shares held by Mrs. Eileen Losi through the Eileen Losi Revocable Trust, for which Mr. Raymond (Jay) H. Losi II is a Trustee. Also includes 100,000 warrants currently exercisable to purchase Common Stock.

(8) Includes shares held by Mr. Raymond (Ray) H. Losi as Trustee of the 1989 Raymond H. Losi Revocable Trust under declaration of trust dated January 23, 1989, for benefit of Raymond (Ray) H. Losi. Although Mr. Losi is married to Mrs. Barbara Losi, the shares retain their identity as the sole and separate property of the beneficiary of the trust (Mr. Raymond (Ray) H.
     Losi). Also includes 200,000 warrants currently exercisable to purchase Common Stock.

(9) Based on a Schedule 13G/A filed with the SEC on February 11, 1999. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 337,400 shares of Common Stock as of December 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address for Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

Executive Officers of the Company

          The names, ages and positions of the executive officers of the Company as of October 29, 1999, are listed below, together with a brief description of each such officer's business experience for the past five years, except in the case of those who are also members of the Board of Directors, for whom biographies appear above under the caption: "NOMINEES FOR ELECTION AS DIRECTORS." Executive officers will be appointed each year by the Board of Directors at its annual meeting following the annual meeting of stockholders and serve for one year or until their successors are chosen and qualify in their stead.

          Paula Coffman, age 35, has been an employee of the Company since June 1984. Since April 1999, she has served as Vice President of Operations. From January 1993 to April 1999, she was Vice President of Administrative Services. Prior to her appointment as Vice President, Ms. Coffman served the Company as Product and Sales Planning Manager, Sales Administration Manager and Sales Coordinator.

          Warren F. Marr, age 58, has served as Vice President of Sales since he joined the Company in January 1990.

          Steven L. Muellner, age 49, has served as President since August 1998. Prior to joining the Company, Mr. Muellner was President and Co-Chief Executive Officer of Applause Enterprises, a gift and toy company, from July 1996 to May 1998. From January 1995 to June 1996, Mr. Muellner was Executive Vice President, Sales & Marketing for Caradon Doors & Windows, Ltd., a door and window manufacturing company. From August 1992 to August 1994, Mr. Muellner was President of LouverDrape, a window coverings company.

          Roger M. Wasserman, age 58, has served as Chief Financial Officer since May 1998 and Treasurer since June 1998. Prior to joining the Company, Mr. Wasserman was Controller of several divisions of Kellwood Company, a major apparel wholesaler and distributor, from July 1995 to May 1998. From October 1993 to July 1995, Mr. Wasserman was a Financial Consultant.

Executive Compensation

          The following table sets forth all compensation paid by the Company during fiscal 1997, 1998 and 1999 to (i) the individual serving as the Company's chief executive officer during fiscal 1999, and (ii) the three other most highly compensated executive officers of the Company during fiscal 1999 (collectively referred to as the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE

                                                  Annual Compensation                                 Long-Term Compensation
                                 --------------------------------------------------------      ------------------------------------
                                                                                                 Securities
Name and Principal                   Fiscal                                 Other Annual         Underlying           All Other
    Position                          Year      Salary        Bonus         Compensation           Options           Compensation
------------------------------------------------------------------------------------------     ------------------------------------
Raymond (Jay) H. Losi II              1999      $ 300,000     $      -      $       *                       -        $        -
   Chief Executive Officer            1998        300,000            -              *                       -                 -
                                      1997        300,000            -              *                  90,000                 -

Steven L. Muellner                    1999      $ 241,846     $      -      $       *                 125,000                 -
   President

Warren F. Marr                        1999      $ 149,345     $      -      $       *                       -        $        -
   Vice President of Sales            1998        137,782        1,000              *                       -                 -
                                      1997        142,659        1,000              *                  23,951                 -

Roger M. Wasserman                    1999      $ 126,298     $ 12,000        $     *                       -        $        -
   Chief Financial Officer            1998         26,442            -              *                  25,000                 -

-------------------
* Any perquisites and other personal benefits, securities or property are less than $50,000 and less than 10% of total annual salary and bonus reported for the named executive officer.


                  INDIVIDUAL OPTION GRANTS TO NAMED EXECUTIVE
                       OFFICERS DURING FISCAL YEAR 1999

                                              Percent
                                              of Total                                    Potential Realizable Value at Assumed
                                               Options                                            Annual Rates of Stock
                              Number of      Granted to                                    Price Appreciation for Option Terms
                               Options        Employees       Exercise      Expiration     --------------------------------------
Name of Executive  Officer    Granted(1)     in FY 1999        Price         Date(2)           5%                   10%
--------------------------    ----------     ----------        -----         -------           --                   ---
Steven L. Muellner              125,000         80.6%         $4.625         8/24/08         $363,580              $921,382

_____________

(1) The options vest 20% on August 24, 1999, 20% on August 24, 2000, 10% on February 24, 2001, 20% on February 24, 2002, 20% on February 24, 2003, and 10% on August 24, 2003.

(2) All options were granted subject to earlier termination upon certain events related to termination of employment.

FY 1999 OPTIONS EXERCISE AND FY 1999 YEAR-END VALUE TABLE

The following table sets forth information covering the value of unexercised options and deferred stock units held by the Named Executive Officers as of July 31, 1999.

                                                            Number of Options                      In-The-Money-Options
                                                             At End - FY 1999                       At End-FY 1999(1)
                                                   ----------------------------------     ------------------------------------
                                      Acquired
Name of Executive Officer            on Exercise      Exercisable     Unexercisable           Exercisable      Unexercisable
-------------------------------------------------------------------------------------     ------------------------------------
Raymond (Jay) H. Losi II                 -                  36,000             54,000              $ 18,000           $ 27,000
Steven L. Muellner                       -                       -            125,000                     -            171,875
Warren F. Marr                           -                  36,415              3,714               118,483             22,283
Roger M. Wasserman                       -                   5,000             20,000                 2,500             10,000

(1) Calculated by determining the difference between the fair market value of the Common Stock underlying the option at July 31, 1999 (the closing price of $6.00 per share as quoted on the Nasdaq National Market) and the exercise price of the Named Executive Officer's Option.

Compensation Arrangements Upon Resignation, Retirement or Other Termination; Employment Agreements

   Employment Related Agreements. In April 1994, the Company entered into employment agreements with Mr. Raymond (Jay) H. Losi II as President and Chief Operating Officer, and Mr. Warren F. Marr as Vice President of Sales. In May 1998, the Company entered into an employment agreement with Mr. Roger Wasserman as Chief Financial Officer. In August of 1998, the Company entered into an employment agreement with Mr. Steven Muellner as President. Each employment agreement requires that the employee devote his or her entire time to the performance of his or her executive obligations.

   The employment agreement for Mr. Raymond (Jay) H. Losi II provides for a three year initial term, which automatically renewed for an additional three year term and expires on December 31, 1999. If his existing employment agreement is not modified and no new employment agreement is entered into with Mr. Losi, the term of his existing employment agreement will be month-to-month after December 31, 1999.

   The employment agreement for Mr. Wasserman provides for an initial term of one year, which was automatically renewed for an additional one year term that expires on May 10, 2000. Thereafter, the term of Mr. Wasserman's existing employment agreement continues on a month-to-month basis. The employment agreement for Mr. Marr provides for a one year initial term and automatic renewal for an additional period of one year, unless either party elects not to renew at least sixty days prior to the end of the initial term. The initial term of the employment agreement for Mr. Muellner is for two and one-half years. Upon expiration of this initial term, Mr. Muellner's employment agreement automatically renews for additional one year periods, unless either party elects not to renew at least ninety days prior to the expiration of the then current term.

   Each of the employment agreements includes provisions relating to termination by the Company or by the executive for cause. If Mr. Losi terminates his agreement for cause as specified in his agreement or for certain other reasons specified in his agreement, including the occurrence of certain events in a change in control of the Company, he is entitled to receive, in lieu of any other remedy, three years base salary. Except for the employment agreements with Mr. Losi and Mr. Wasserman, each of the employment agreements may be terminated by the executive without cause upon prior written notice to the Company. Except for Mr. Muellner's employment agreement, the Company may not terminate any of the other employment agreements without cause. The Company may terminate Mr. Muellner's employment agreement without cause with a severance payment of $125,000.

   The employment of Raymond (Jay) H. Losi II terminates without cause upon his death, or at the Company's election if he is unable to discharge his duties due to any physical or mental disability for a period of 30 days. Effective as of November 1997, Mr. Losi's employment agreement was amended to eliminate the right of Mr. Losi to terminate his employment agreement without cause upon 180 days notice and to provide that Mr. Losi will be the Chief Executive Officer of the Company.

   As base compensation under their respective employment agreements, Mr. Raymond (Jay) H. Losi II receives $300,000 per year, Mr. Marr receives $145,600 per year, Mr. Wasserman receives $131,250 per year and Mr. Muellner receives $250,000 per year. Base compensation for each employee is reviewed at least once per year and may be increased at the discretion of the Board of Directors. The employment agreements also provide for certain additional benefits.

   Effective as of November 1997, the employment agreement with Raymond (Ray) H. Losi was mutually and voluntarily terminated, Mr. Losi voluntarily resigned as Chief Executive Officer, and the Company and Mr. Losi entered into a Consulting Agreement. The Consulting Agreement with Mr. Losi is for a term of two years. Under the Consulting Agreement, Mr. Losi receives a salary of $100,000 per year. In addition, Mr. Losi received warrants to purchase 200,000 shares of Common Stock of the Company at a price of Five Dollars and Ten Cents ($5.10) per share, all of which are currently exercisable. The Company also pays the lease payments for two automobiles used by Mr. Losi, the automobile insurance for those vehicles, and the premiums for Mr. Losi's health insurance policies. Mr. Losi's consulting agreement automatically terminates upon his death.

   At the same time, the Company and Remy Capital Partners IV, L.P., entered into a Consulting Agreement pursuant to which in exchange for the rendition of advice and assistance on such financial matters as the Company may request, Remy Capital Partners IV, L.P. was granted warrants to purchase 400,000 shares of the Common Stock of the Company at a price of Five Dollars and Ten Cents ($5.10) per share, all of which are currently exercisable. As additional compensation for the services to be rendered, the Company also granted to Remy Capital Partners IV, L.P.

certain registration rights pursuant to a Registration Rights Agreement entered into between the Company and Remy. The Consulting Agreement with Remy is for a term of two years and provides that Remy is not required to render services for more than twenty hours per month during the term. Remy Capital Partners IV, L.P. owns 1,666,667 shares of the Common Stock of the Company (in addition to the 400,000 warrants). The General Partner of Remy Capital Partners IV, L.P. is Remy Investors, L.L.C. and the Managing Member of Remy Investors, L.L.C. is Mark S. Siegel, the Company's Chairman of the Board. Kenneth N. Berns is a director and the Secretary of the Company and is employed by Remy Investors, L.L.C.

     The employees and consultants who have entered into the agreements noted above have, pursuant to the terms of such agreements, covenanted that they shall not, for specified periods, compete with the Company within certain specified geographic areas, or solicit the Company's employees or customers. Messrs. Raymond (Jay) H. Losi II, Marr, Wasserman and Muellner have so covenanted for a period of one year following the termination of each of their employment or services. In addition, these employees have covenanted to return all proprietary information to the Company following the termination of their respective employment agreements, and not use or disclose any confidential information of the Company.

Compensation Committee Interlocks and Insider Participation

     Messrs. Carr, Hildebrand and Siegel, non-employee directors, served as members of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") during fiscal 1999. None of the executive officers or directors is a director on any other board which relationship would be construed to constitute a compensation committee interlock within the meaning of the proxy rules of the Securities and Exchange Commission.

          Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following Report of the Compensation Committee and Performance Graph for Variflex, Inc., on Executive Compensation shall not be incorporated by reference in any such filings.

Compensation Committee Report on Executive Compensation

          The Compensation Committee was established by the Board of Directors in March 1994. The Compensation Committee issues reports disclosing the Compensation Committee's compensation policies applicable to the Company's executive officers.

          The Company's compensation program for executive officers is primarily comprised of base salary, an annual incentive based on the achievement of financial performance objectives, and long-term incentives in the form of stock option grants. Executives also participate in various other benefits plans, including a health insurance plan generally available to all employees of the Company.

          It is the Company's philosophy to pay base salaries and annual incentives to executives at or above medium competitive levels for similarly-situated companies based on the achievement of stretch performance objectives. Stock option grants are intended to result in minimal or no rewards if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation. An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly qualified personnel. In that regard, the Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives.

     Base Salary

          Base salaries for executive positions are established relative to comparable positions in similarly-sized consumer goods wholesaler and distribution companies. The Committee has access to salary surveys and outside compensation consultants to help determine the relevant competitive pay levels. In determining salaries the Compensation Committee also takes into account individual experience and performance, equity relative to other positions within the Company, and specific issues particular to the Company.

     Stock Option Grant

          The Company strongly believes in tying employee rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock grants will also enable employees to develop and maintain a significant stock ownership position in the Company's common stock.

     Other Benefits

          Executive officers are eligible to participate in benefits programs designed for all full-time employees of the Company. Other all-employee benefits programs include medical, dental, long-term disability and life insurance coverage.

     1999 Compensation

          During fiscal 1999 the Company's revenues decreased 12% from the prior year and the Company earned net income of $803,000 versus a net loss of $3,488,000 during the prior fiscal year. The Company made substantial progress in the design, development and marketing of new products. Selective cost-of-living and merit salary increases were implemented during the year and selective cash bonuses were given during the year to the Company's executive officers.

  Benefit Plan Replacement

          During fiscal 1997 the Board of Directors, at the recommendation of both the Company's independent auditors and its pension plan accountants, terminated the Company's Defined Benefit Plan effective July 31, 1997 and launched in its place a discretionary defined contribution plan. This change was made to take advantage of the fact that the assets in the Defined Benefit Plan had appreciated to a level that exceeded the present value of accrued benefit obligations at the time of this action. The Board's decision was also intended to reduce potential exposure to the Company, considering the fact that under the Defined Benefit Plan, a decline in the value of plan assets, if it occurred, could have to be made up through contributions from the Company. The new defined contribution plan was implemented effective August 1, 1997, and was intended to offer employees greater long-term benefits at lower costs to the Company compared to the Defined Benefit Plan. Effective August 1, 1999, the Company amended the defined contribution plan to include a traditional 401(k) Plan. Participation and vesting requirements are essentially the same under the defined contribution plan as compared to the Defined Benefit Plan.


  CEO Compensation

          As with the other executive officers of the Company, total compensation for the Chief Executive Officer, Mr. Raymond (Jay) H. Losi II is delivered through a combination of base salary, annual incentive, stock options and standard benefits afforded to all employees. Mr. Losi's total compensation was $300,000.

          With respect to the above matters, this constitutes the report of the Compensation Committee members named below.

          COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

               Michael T. Carr
               Loren Hildebrand
               Mark S. Siegel

Performance Graph

   The following is a graph which compares the Company's cumulative total stockholder return on the Common Stock with the cumulative total return on the NASDAQ Stock Market-U.S. Index and the NASDAQ Non-Financial Stock Index for the five fiscal years commencing July 31, 1994 and ending July 31, 1999, assuming an investment of $100 and the reinvestment of any dividends.

   The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.


                       [Performance Graph Appears Here.]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG VARIFLEX, IN., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ NON-FINANCIAL INDEX

Research Data Group                            Peer Group Total return Worksheet


Variflex Inc (VFLX)


                                                                   Cumumative Total Return
                             ---------------------------------------------------------------------------------------------------
                                7/94      10/94      1/95       4/95      7/95      10/95     1/96      4/96     7/96    10/96
VARIFLEX, INC.                  100        121        90         94        84         49       46        49        35       34
NASDAQ STOCK MARKET (U.S.)      100        108       105        118       140        146      149       168       153      172
NASDAQ NON-FINANCIAL            100        110       106        120       144        148      150       171       153      171

                                1/97       4/97      7/97      10/97      1/98       4/98     7/98     10/99     1/99     7/99
VARIFLEX, INC.                   32         29        29         28        36         31       31        30        34       35
NASDAQ STOCK MARKET (U.S.)      195        178       226        226       231        266      266       253       361      379
NASDAQ NON-FINANCIAL            195        174       226        220       221        257      258       245       360      381

 *$100 INVESTED ON 7/31/94 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING JULY 31.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

          A Form 4 for Michael T. Carr and Loren Hildebrand were not timely filed upon the granting of stock options as an annual retainer and a Form 4 for Michael T. Carr was not timely filed upon the purchase of the Company's Common Stock. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company during fiscal 1999, all other Section 16(a) filing requirements applicable to its officers, directors and greater than 10% Stockholders were complied with.


             2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

          The Board of Directors has selected Ernst & Young LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending July 31, 2000. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select Ernst & Young LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select Ernst & Young LLP notwithstanding the failure of the stockholders to ratify its selection.

          The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

          Ernst & Young LLP have been the Company's auditors since 1992.

          It is expected that a representative of Ernst & Young LLP will be present at the meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE
    RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS


                            STOCKHOLDERS' PROPOSAL

          Proposals of Stockholders which are intended to be presented at the 2000 Annual Meeting must be received by the Company at its principal executive offices, in a form which complies with the applicable securities laws, no later than July 6, 2000 for inclusion in the Company's proxy materials for that meeting. In addition, in the event a stockholder proposal is not received by the Company by September 19, 2000, the proxy to be solicited by the Board of Directors for the 2000 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgement and discretion if the proposal is presented at the 2000 Annual Meeting without any discussion of the proposal in the proxy materials for such meeting. Please address your proposals to: Variflex, Inc., 5152 North Commerce Avenue, Moorpark, California 93021, Attention: Kenneth N. Berns, Secretary.

                                 OTHER MATTERS

     The Proxy and Proxy Statement have been approved by the Board of Directors and sent to stockholders by its authority. The matters referred to in the Notice of Meeting and in the Proxy Statement are, to management's knowledge, the only matters which will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy intend to vote said Proxy on any such matters in accordance with their best judgment.

     This Proxy Statement incorporates certain Financial Statements and other information from the Company's Annual Report on Form 10-K, as amended, delivered herewith for the fiscal year ending July 31, 1999.

     Solicitation of proxies will be made by directors, officers and employees of the Company by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company.

                                   By order of the Board of Directors


                                   /s/ KENNETH N. BERNS
                                   ---------------------------------
                                   Kenneth N. Berns, Secretary

November 3, 1999

PROXY                         COMMON STOCK PROXY                           PROXY
                                VARIFLEX, INC.
                5152 North Commerce Avenue, Moorpark, CA 93021

            REVOCABLE PROXY FOR ANNUAL MEETING ON DECEMBER 6, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Raymond H. Losi II and Kenneth N. Berns, and each of them jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Variflex, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the Radisson Hotel, 999 Enchanted Way, Simi Valley, California, on December 6, 1999, and at all adjournments thereof with all powers the undersigned would possess if personally present and voting thereat.

     IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                       Please date, sign and mail your
                     proxy card back as soon as possible!


                        Annual Meeting of Stockholders
                                VARIFLEX, INC.


                               December 6, 1999





                Please Detach and Mail in the Envelope Provided

------------------------------------------------------------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example.


        FOR all nominees                 WITHHOLD
     listed at right (except            AUTHORITY
        as marked to the         to vote for all nominees
        contrary below)              listed at right

  1.  ELECTION
      OF
      DIRECTORS: [_]                       [_]  Nominees:                    2. The proposal to ratify
                                                  Kenneth N. Berns              the appointment of         FOR   AGAINST   ABSTAIN
  (Instruction: To withhold authority to vote     Michael T. Carr               Ernst & Young LLP.         [_]     [_]       [_]
  for any individual nominee strike a line        Loron Hildebrand
  through the nominee's name at right:)           Raymond (Ray) H. Losi
                                                  Raymond (Jay) H. Losi II   3. In their discretion, the Proxies are authorized to
                                                  Mark S. Siegel                vote upon such other business as may properly come
                                                                                before the meeting.

                                                                             Stockholders planning to attend the Annual Meeting
                                                                             are requested to indicate the number of persons
                                                                             attending in the block.                         [_]

                                                                             Stockholders may attend the meeting whether or not
                                                                             the block is filled in.

                                                                             THE SHARES REPRESENTED HEREBY WILL BE VOTED IN
                                                                             ACCORDANCE WITH THE INSTRUCTIONS IN THIS PROXY. IF
                                                                             INSTRUCTIONS ARE NOT INCLUDED HEREIN, THIS PROXY
                                                                             WILL BE VOTED FOR ITEMS 1 AND 2.

                                                                             PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD
                                                                             PROMPTLY IN THE ENVELOPE ENCLOSED - NO POSTAGE
                                                                             IS REQUIRED.


___________________________________________  _____________________________________________  Date__________________________, 1999
             (SIGNATURE)                             (SIGNATURE IF HELD JOINTLY)
NOTE:  (Please sign as name(s) appear(s) on this proxy card. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)